As filed with the U.S. Securities and Exchange Commission
on April 1, 2026

Securities Act File No. 333-116212
Investment Company Act File No. 811-21589

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-1A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933	☒
Pre-Effective Amendment No.	☐
Post-Effective Amendment No. 60	☒
and/or
REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT of 1940	☒
Amendment No. 63	☒

(Check appropriate box or boxes)

Cantor Fitzgerald Commodity Strategy Trust
(Exact name of registrant as specified in charter)

1285 Avenue of the Americas, New York, New York 10019

(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (212) 915-1722

Corporation Services Company

251 Little Falls Drive

Wilmington, Delaware 19808

New Castle County

(Name and Address of Agent for Service)

Copy to:

Terrence O. Davis & Tanya L. Boyle
DLA Piper LLP
1201 West Peachtree Street
Suite 2900
Atlanta, GA

Approximate date of proposed public offering:

It is proposed that this filing will become effective (check appropriate box)

☒       Immediately upon filing pursuant to paragraph (b)

☐       on (date) pursuant to paragraph (b)

☐        60 days after filing pursuant to paragraph (a)(1)

☐        on (date) pursuant to paragraph (a)(1)

☐        75 days after filing pursuant to paragraph (a)(2), or

☐        on (date) pursuant to paragraph (a)(2) of Rule 485

If appropriate, check the following box:

☐        This post-effective amendment designates a new effective date for a previously filed post-effective amendment

EXPLANATORY NOTE

This Post-Effective Amendment No. 60 to the Registration Statement on Form N-1A (File Nos. 333-116212 and 811-21589) (the “Registration Statement”) of Cantor Fitzgerald Commodity Strategy Trust (the “Registrant”) is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of adding exhibits to the Registration Statement. Accordingly, this Post-Effective Amendment No. 60 consists only of a facing page, this explanatory note, and Part C of the Registration Statement. This Post-Effective Amendment No. 60 does not modify any other part of the Registration Statement and, pursuant to Rule 462(d) under the Securities Act, shall become effective immediately upon filing with the Securities and Exchange Commission. Parts A and B of the Registration Statement are hereby incorporated by reference.

PART C

OTHER INFORMATION

Item 28.	Exhibits
Exhibit No.		Description of Exhibit
a.	(1)	Certificate of Trust dated May 19, 2004 (incorporated by reference to Exhibit a(1) to Registrant’s Registration Statement on Form N-1A, filed on June 4, 2004).
	(2)	Trust Instrument dated May 18, 2004 (incorporated by reference to Exhibit a(2) to Registrant’s Registration Statement on Form N-1A, filed on June 4, 2004).
	(3)	Amendment to Certificate of Trust dated July 26, 2004 (incorporated by reference to Exhibit a(3) to Registrant’s Pre-Effective Amendment No. 1 to the Registration Statement on Form N-1A filed on October 1, 2004).
	(4)	Amendment to Trust Instrument dated July 26, 2004 (incorporated by reference to Exhibit a(4) to Registrant’s Pre-Effective Amendment No. 1 to the Registration Statement on Form N-1A filed on October 1, 2004).
	(5)	Certificate of Amendment to Certificate of Trust (incorporated by reference to Exhibit a(5) to Registrant’s Post-Effective Amendment No. 13 to the Registration Statement on Form N-1A, filed on September 20, 2012).
	(6)	Amendment to the Trust Instrument and Bylaws (incorporated by reference to Exhibit a(6) to Registrant’s Post-Effective Amendment No. 13 to the Registration Statement on Form N-1A, filed on September 20, 2012).
	(7)	Certificate of Establishment and Designation for Credit Suisse Commodity ACCESS Strategy Fund (incorporated by reference to Exhibit a(7) to Registrant’s Post-Effective Amendment No. 13 to the Registration Statement on Form N-1A, filed on September 20, 2012).
	(8)	Certificate of Establishment and Designation for Credit Suisse Commodity Return Strategy Fund (incorporated by reference to Exhibit a(8) to Registrant’s Post-Effective Amendment No. 13 to the Registration Statement on Form N-1A, filed on September 20, 2012).
	(9)	Certificate of Establishment and Designation for Credit Suisse Gold and Income Strategy Fund (incorporated by reference to Exhibit a(9) to Registrant’s Post-Effective Amendment No. 17 to the Registration Statement on Form N-1A, filed on May 16, 2013).
	(10)	Certificate of Termination for Credit Suisse Commodity ACCESS Strategy Fund (incorporated by reference to Exhibit a(10) to Registrant’s Post-Effective Amendment No. 46 to the Registration Statement on Form N-1A, filed on February 28, 2019).
b.	(1)	Bylaws as adopted May 18, 2004. (incorporated by reference to Exhibit b(1) to Registrant’s Registration Statement on Form N-1A, filed on June 4, 2004).
	(2)	Amendment to Bylaws dated July 27, 2004. (incorporated by reference to Exhibit b(2) to Registrant’s Pre-Effective Amendment No. 1 to the Registration Statement on Form N-1A filed on October 1, 2004).
	(3)	Amendment to Bylaws dated July 30, 2024 (incorporated by reference to Exhibit b(3) to Registrant’s Post-Effective Amendment No. 54 to the Registration Statement on Form N-1A filed on February 28, 2025).
c.		Registrant’s Form of Shares of Beneficial Interest. (incorporated by reference to Exhibit c to Registrant’s Pre-Effective Amendment No. 1 to the Registration Statement on Form N-1A filed on October 1, 2004).

d.	(1)	Investment Management Agreement with Credit Suisse Asset Management, LLC (“CSAM”) dated September 26, 2023, (incorporated by reference to Exhibit d(1) to Registrant’s Post-Effective Amendment No. 53 to the Registration Statement on Form N-1A, filed on February 28, 2024).
	(2)	Amendment to Investment Management Agreement dated May 1, 2024 (incorporated by reference to Exhibit d(2) to Registrant’s Post-Effective Amendment No. 54 to the Registration Statement on Form N-1A, filed on February 28, 2025).
	(3)	Expense Limitation Agreement with UBS AM (Americas) with respect to Credit Suisse Commodity Return Strategy Fund dated November 11, 2025 (incorporated by reference to Exhibit d(3) to Registrant’s Post-Effective Amendment No. 55 to the Registration Statement on Form N-1A, filed on December 3, 2025).
	(4)	Investment Advisory Agreement with O’Connor Alternative Investments, LLC (“O’Connor Alternative Investments”) dated April 1, 2026, filed herewith.
	(5)	Expense Limitation Agreement with O’Connor Alternative Investments dated April 1, 2026, filed herewith.
e.	(1)	Distribution Agreement with UBS Asset Management (US) Inc. ("UBS AM (US)”) dated May 1, 2024 (incorporated by reference to Exhibit e(1) to Registrant’s Post-Effective Amendment No. 54 to the Registration Statement on Form N-1A, filed on February 28, 2025).
	(2)	Distribution Agreement with Ultimus Fund Distributors, LLC (“Ultimus”) dated April 1, filed herewith.
f.		Not applicable.
g.	(1)	Custodian Agreement with State Street Bank and Trust Company (“State Street”) dated October 20, 2000 (incorporated by reference to Exhibit g(1) to Post-Effective Amendment No. 14 to the Registration Statement on Form N-1A of Credit Suisse Trust, filed on November 22, 2000 (Securities Act File No. 33-58125)).
	(2)	Amendment to Custodian Agreement with State Street dated April 26, 2001 (incorporated by reference to Exhibit g(2) to Post-Effective Amendment No. 16 to the Registration Statement on Form N-1A of Credit Suisse Trust, filed on June 29, 2001 (Securities Act File No. 33-58125)).
	(3)	Amendment to Custodian Agreement with State Street dated May 16, 2001 (incorporated by reference to Exhibit g(3) to Post-Effective Amendment No. 16 to the Registration Statement on Form N-1A of Credit Suisse Trust, filed on June 29, 2001 (Securities Act File No. 33-58125)).
	(4)	Amendment to Custodian Agreement with State Street dated November 16, 2005 (incorporated by reference to Exhibit g(8) to Registrant’s Post-Effective Amendment No. 1 to the Registration Statement on Form N-1A filed on February 27, 2006).
	(5)	Amendment to Custodian Agreement with State Street dated November 1, 2011 (incorporated by reference to Exhibit g(6) to Registrant’s Post-Effective Amendment No.10 to the Registration Statement on Form N-1A, filed on February 28, 2012).
	(6)	Amendment to Custodian Agreement with State Street effective March 30, 2012 (incorporated by reference to Exhibit g(6) to Post-Effective Amendment No. 43 to the Registration Statement on Form N-1A of Credit Suisse Opportunity Funds, filed on July 5, 2012 (Securities Act File No. 33-92982)).
	(7)	Amendment to Custodian Agreement with State Street effective September 28, 2012 (incorporated by reference to Exhibit g(8) to Registrant’s Post-Effective Amendment No. 15 to the Registration Statement on Form N-1A, filed on February 28, 2013).
	(8)	Amendment to Custodian Agreement with State Street effective November 27, 2013 (incorporated by reference to Exhibit g(8) to Post-Effective Amendment No. 54 to the Registration Statement on Form N-1A of Credit Suisse Opportunity Funds, filed on January 14, 2014 (Securities Act File No. 33-92982)).

	(9)	Amendment to Custodian Agreement with State Street effective March 30, 2014 (incorporated by reference to Exhibit g(9) to Post-Effective Amendment No. 57 to the Registration Statement on Form N-1A of Credit Suisse Opportunity Funds, filed on March 28, 2014 (Securities Act File No. 33-92982)).
	(10)	Amendment to Custodian Agreement with State Street effective February 28, 2015 (incorporated by reference to Exhibit g(10) to Post-Effective Amendment No. 68 to the Registration Statement on Form N-1A of Credit Suisse Opportunity Funds, filed on December 28, 2015 (Securities Act File No. 33-92982)).
h.	(1)	Transfer Agency and Service Agreement with DST Asset Manager Solutions, Inc. dated October 26, 2018, (incorporated by reference to Exhibit h(1) to Post-Effective Amendment No. 51 to the Registration Statement on Form N-1A, filed on February 25, 2022).
	(2)	Co-Administration Agreement with State Street dated March 18, 2002 (incorporated by reference to Exhibit h to Pre-Effective Amendment No. 1 to the Registration Statement on Form N-1A of Credit Suisse Strategic Small Cap Fund, Inc., filed on May 3, 2002 (Securities Act File No. 333-64554)).
	(3)	Amendment No. 1 to Co-Administration Agreement with State Street dated January 1, 2007 (incorporated by reference to Exhibit h(7) to Registrant’s Post-Effective Amendment No. 2 to the Registration Statement on Form N-1A, filed on February 28, 2007).
	(4)	Amendment No. 2 to Co-Administration Agreement with State Street dated November 1, 2011 (incorporated by reference to Exhibit h(7) to Post-Effective Amendment No. 43 to the Registration Statement on Form N-1A of Credit Suisse Opportunity Funds, filed on July 5, 2012 (Securities Act File No. 33-92982)).
	(5)	Amendment No. 3 to Co-Administration Agreement with State Street dated March 19, 2014 (incorporated by reference to Exhibit h(8) to Post-Effective Amendment No. 40 to the Registration Statement on Form N-1A of Credit Suisse Trust, filed on April 14, 2014 (Securities Act File No. 33-58125)).
	(6)	Amendment to Co-Administration Agreement with State Street effective March 27, 2012 (incorporated by reference to Exhibit h(8) to Post-Effective Amendment No. 43 to the Registration Statement on Form N-1A of Credit Suisse Opportunity Funds, filed on July 5, 2012 (Securities Act File No. 33-92982)).
	(7)	Amendment to Co-Administration Agreement with State Street effective September 28, 2012 (incorporated by reference to Exhibit h(9) to Post-Effective Amendment No. 15 to the Registrant’s Registration Statement on Form N-1A, filed on February 28, 2013).
	(8)	Amendment to Co-Administration Agreement with State Street effective December 20, 2013 (incorporated by reference to Exhibit h(13) to Post-Effective Amendment No. 54 to the Registration Statement on Form N-1A of Credit Suisse Opportunity Funds, filed on January 14, 2014 (Securities Act File No. 33-92982)).
	(9)	Amendment to Co-Administration Agreement with State Street effective March 28, 2014 (incorporated by reference to Exhibit h(14) to Post-Effective Amendment No. 61 to the Registration Statement on Form N-1A of Credit Suisse Opportunity Funds, filed on November 19, 2014 (Securities Act File No. 33-92982)).
	(10)	Amendment to Co-Administration Agreement with State Street, effective February 27, 2015 (incorporated by reference to Exhibit h(13) to Post-Effective Amendment No. 68 to the Registration Statement on Form N-1A of Credit Suisse Opportunity Funds, filed on December 28, 2015 (Securities Act File No. 33-92982)).
	(11)	Amendment to Co-Administration Agreement with State Street, effective June 1, 2018. (incorporated by reference to Exhibit h(21) to Post-Effective Amendment No. 46 to the Registrant’s Registration Statement on Form N-1A filed on February 28, 2019).
	(12)	Amendment to Co-Administration Agreement with State Street effective December 31, 2024, (incorporated by reference to Exhibit h(12) to Post-Effective Amendment No. 57 to the Registrant's Registration Statement on Form N-1A filed on February 27, 2026.

(13)	Securities Lending Authorization Agreement with State Street Bank and Trust Company dated March 17, 2004 (incorporated by reference to Exhibit h(7) to Post-Effective Amendment No. 30 to the Registration Statement on Form N-1A of Credit Suisse Trust filed on April 28, 2009 (Securities Act File No. 33-58125)).
(14)	First Amendment to Securities Lending Authorization Agreement dated December 17, 2004 (incorporated by reference to Exhibit h(8) to Post-Effective Amendment No. 30 to the Registration Statement on Form N-1A of Credit Suisse Trust filed on April 28, 2009 (Securities Act File No. 33-58125)).
(15)	Second Amendment to Securities Lending Authorization Agreement dated May 17, 2006 (incorporated by reference to Exhibit h(9) to Post-Effective Amendment No. 30 to the Registration Statement on Form N-1A of Credit Suisse Trust filed on April 28, 2009 (Securities Act File No. 33-58125)).
(16)	Third Amendment to Securities Lending Authorization Agreement dated September 15, 2006 (incorporated by reference to Exhibit h(10) to Post-Effective Amendment No. 30 to the Registration Statement on Form N-1A of Credit Suisse Trust filed on April 28, 2009 (Securities Act File No. 33-58125)).
(17)	Fourth Amendment to the Securities Lending Authorization Agreement dated July 16, 2007 (incorporated by reference to Exhibit h(11) to Post-Effective Amendment No. 30 to the Registration Statement on Form N-1A of Credit Suisse Trust filed on April 28, 2009 (Securities Act File No. 33-58125)).
(18)	Fifth Amendment to Securities Lending Authorization Agreement dated August 27, 2007 (incorporated by reference to Exhibit h(12) to Post-Effective Amendment No. 30 to the Registration Statement on Form N-1A of Credit Suisse Trust filed on April 28, 2009 (Securities Act File No. 33-58125)).
(19)	Sixth Amendment to Securities Lending Authorization Agreement dated December 1, 2007 (incorporated by reference to Exhibit h(13) to Post-Effective Amendment No. 30 to the Registration Statement on Form N-1A of Credit Suisse Trust filed on April 28, 2009 (Securities Act File No. 33-58125)).
(20)	Seventh Amendment to the Securities Lending Authorization Agreement dated April 17, 2009 (incorporated by reference to Exhibit h(14) to Post-Effective Amendment No. 30 to the Registration Statement on Form N-1A of Credit Suisse Trust filed on April 28, 2009 (Securities Act File No. 33-58125)).
(21)	Eighth Amendment to the Securities Lending Authorization Agreement dated May 21, 2009 (incorporated by reference to Exhibit h(17) to Post-Effective Amendment No.10 to the Registrant’s Registration Statement on Form N-1A, filed on February 28, 2012).
(22)	Ninth Amendment to the Securities Lending Authorization Agreement dated November 1, 2011 (incorporated by reference to Exhibit h(18) to Post-Effective Amendment No.10 to the Registrant’s Registration Statement on Form N-1A, filed on February 28, 2012).
(23)	Tenth Amendment to Securities Lending Authorization Agreement dated March 6, 2012 (incorporated by reference to Exhibit h(25) to Post-Effective Amendment No. 43 to the Registration Statement on Form N-1A of Credit Suisse Opportunity Funds, filed on July 5, 2012 (Securities Act File No. 33-92982)).
(24)	Eleventh Amendment to Securities Lending Authorization Agreement effective October 4, 2012 (incorporated by reference to Exhibit h(26) to Post-Effective Amendment No. 15 to the Registrant’s Registration Statement on Form N-1A, filed on February 28, 2013).
(25)	Securities Lending and Services Agreement with State Street Bank and Trust Company dated April 17, 2009 (incorporated by reference to Exhibit h(15) to Post-Effective Amendment No. 30 to the Registration Statement on Form N-1A of Credit Suisse Trust filed on April 28, 2009 (Securities Act File No. 33-58125)).

(26)	Combined U.S. Accounting, Administration Fee Schedule Revised June 1, 2009 (incorporated by reference to Exhibit h(14) to Post-Effective Amendment No. 6 to the Registrant’s Registration Statement on Form N-1A, filed on December 23, 2009).
(27)
Committed Line of Credit Agreement with State Street Bank and Trust Company dated June 10, 2009 (incorporated by reference to Exhibit h(29) to Post-Effective Amendment No. 43 to the Registration Statement on Form N-1A of Credit Suisse Opportunity Funds, filed on July 5, 2012 (Securities Act File No. 33-92982)).
(28)	First Amendment to Committed Line of Credit Agreement dated June 30, 2009 (incorporated by reference to Exhibit h(30) to Post-Effective Amendment No. 43 to the Registration Statement on Form N-1A of Credit Suisse Opportunity Funds, filed on July 5, 2012 (Securities Act File No. 33-92982)).
(29)	Second Amendment to Committed Line of Credit Agreement dated July 17, 2009 (incorporated by reference to Exhibit h(31) to Post-Effective Amendment No. 43 to the Registration Statement on Form N-1A of Credit Suisse Opportunity Funds, filed on July 5, 2012 (Securities Act File No. 33-92982)).
(30)	Third Amendment to Committed Line of Credit Agreement dated June 9, 2010 (incorporated by reference to Exhibit h(32) to Post-Effective Amendment No. 43 to the Registration Statement on Form N-1A of Credit Suisse Opportunity Funds, filed on July 5, 2012 (Securities Act File No. 33-92982)).
(31)	Fourth Amendment to Committed Line of Credit Agreement dated June 8, 2011 (incorporated by reference to Exhibit h(33) to Post-Effective Amendment No. 43 to the Registration Statement on Form N-1A of Credit Suisse Opportunity Funds, filed on July 5, 2012 (Securities Act File No. 33-92982)).
(32)	Fifth Amendment to Committed Line of Credit Agreement dated March 30, 2012 (incorporated by reference to Exhibit h(34) to Post-Effective Amendment No. 43 to the Registration Statement on Form N-1A of Credit Suisse Opportunity Funds, filed on July 5, 2012 (Securities Act File No. 33-92982)).
(33)	Sixth Amendment to Committed Line of Credit Agreement dated June 6, 2012 (incorporated by reference to Exhibit h(35) to Post-Effective Amendment No. 43 to the Registration Statement on Form N-1A of Credit Suisse Opportunity Funds, filed on July 5, 2012 (Securities Act File No. 33-92982)).
(34)	Seventh Amendment to Committed Line of Credit Agreement dated October 19, 2012 (incorporated by reference to Exhibit h(36) to Post-Effective Amendment No. 15 to the Registrant’s Registration Statement on Form N-1A, filed on February 28, 2013 (Securities Act File No. 333-116212).
(35)	Eighth Amendment to Committed Line of Credit Agreement dated June 5, 2013 (incorporated by reference to Exhibit h(44) to Post-Effective Amendment No. 51 to the Registration Statement on Form N-1A of Credit Suisse Opportunity Funds, filed on October 11, 2013 (Securities Act File No. 33-92982)).
(36)	Ninth Amendment to Committed Line of Credit Agreement dated June 4, 2014 (incorporated by reference to Exhibit h(48) to Post-Effective Amendment No. 61 to the Registration Statement on Form N-1A of Credit Suisse Opportunity Funds, filed on November 19, 2014 (Securities Act File No. 33-92982)).
(37)	Tenth Amendment to Committed Line of Credit Agreement dated June 3, 2015 (incorporated by reference to Exhibit h(50) to Post-Effective Amendment No. 68 to the Registration Statement on Form N-1A of Credit Suisse Opportunity Funds, filed on December 28, 2015 (Securities Act File No. 33-92982)).
(38)	Eleventh Amendment to Committed Line of Credit Agreement dated March 11, 2016 (incorporated by reference to Exhibit h(46) to Post-Effective Amendment No. 28 to the Registrant’s Registration Statement on Form N-1A, filed on February 27, 2017).

	(39)	Twelfth Amendment to Committed Line of Credit Agreement dated March 10, 2017 (incorporated by reference to Exhibit h(47) to Post-Effective Amendment No. 43 to the Registrant’s Registration Statement on Form N-1A, filed on February 27, 2018).
	(40)	Thirteen Amendment to Committed Line of Credit Agreement dated November 3, 2017 (incorporated by reference to Exhibit h(48) to Post-Effective Amendment No. 43 to the Registrant’s Registration Statement on Form N-1A, filed on February 27, 2018).
	(41)	Fourteenth Amendment to Committed Line of Credit Agreement dated March 9, 2018 (incorporated by reference to Exhibit h(50) to Post-Effective Amendment No. 46 to the Registrant’s Registration Statement on Form N-1A, filed on February 28, 2019).
	(42)	Fifteenth Amendment to Committed Line of Credit Agreement dated March 8, 2019 (incorporated by reference to Exhibit h(51) to Post-Effective Amendment No. 48 to the Registrant’s Registration Statement on Form N-1A, filed on February 27, 2020).
	(43)	Sixteenth Amendment to Committed Line of Credit Agreement dated March 6, 2020, (incorporated by reference to Exhibit h(52) to Post-Effective Amendment No. 50 to the Registrant’s Registration Statement on Form N-1A, filed on February 26, 2021).
	(44)	Seventeenth Amendment to Committed Line of Credit Agreement dated March 5, 2021, incorporated by reference to Exhibit h(43) to Post-Effective Amendment No. 51 to the Registrant’s Registration Statement on Form N-1A, filed on February 25, 2022.
	(45)	Eighteenth Amendment to Committed Line of Credit Agreement dated August 20, 2021, incorporated by reference to Exhibit h(44) to Post-Effective Amendment No. 51 to the Registrant’s Registration Statement on Form N-1A, filed on February 25, 2022.
	(46)	Nineteenth Amendment to Committed Line of Credit dated March 4, 2022 (incorporated by reference to Exhibit h(46) to Post-Effective Amendment No. 59 to the Registration Statement on Form N-1A of Credit Suisse Trust filed on April 15, 2022. (Securities Act File No. 33-58125).
	(47)	Twentieth Amendment to Committed Line of Credit dated March 3, 2023, incorporated by reference to Exhibit h(47) to Post-Effective Amendment No. 60 to the Registration Statement on Form N-1A of Credit Suisse Trust filed on April 17, 2023 Securities Act File No. 33-58125).
	(48)	Twenty-first Amendment to Committed Line of Credit dated March 1, 2024, incorporated by reference to Exhibit h(48) to Post-Effective Amendment No. 61 to the Registration Statement on Form N-1A of Credit Suisse Trust filed on April 17, 2024 (Securities Act File No. 33-58125).
	(49)	Twenty-second Amendment to Committed Line of Credit dated February 28, 2025, incorporated by reference to Exhibit h(49) to Post-Effective Amendment No. 62 to the Registration Statement on Form N-1A of Credit Suisse Trust filed on April 16, 2025 (Securities Act File No. 33-58125).
i.	(1)	Opinion and Consent of Willkie Farr & Gallagher LLP, counsel to the Fund (incorporated by reference to Exhibit i(1) to Pre-Effective Amendment No. 3 to the Registrant’s Registration Statement on Form N-1A, filed on December 9, 2004).
	(2)	Opinion and Consent of Richards, Layton & Finger, P.A., Delaware counsel to the Fund, with respect to the Credit Suisse Commodity Return Strategy Fund (incorporated by reference to Exhibit i(2) to Pre-Effective Amendment No. 3 to the Registrant’s Registration Statement on Form N-1A, filed on December 9, 2004).
j.	(1)	Consent of Independent Registered Public Accounting Firm, (incorporated by reference to Post-Effective Amendment No. 59 to the Registrant’s Registration Statement on Form N-1A, filed on March 23, 2026).

	(2)	Power of Attorney for the Trust is filed herewith. Powers of Attorney for the trustees and officers of the trust (incorporated by reference to Post-Effective Amendment No. 59 to the Registrant’s Registration Statement on Form N-1A, filed on March 23, 2026).
k.		Not applicable.
l.	(1)	Purchase Agreement for Credit Suisse Commodity Return Strategy Fund for Class A, Class C and Common Class Shares dated November 30, 2004 (incorporated by reference to Exhibit l to Post-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form N-1A filed on February 27, 2006).
m.	(1)	Distribution Plan for Class A Shares of Credit Suisse Commodity Return Strategy Fund (incorporated by reference to Exhibit m(1) to Registrant’s Pre-Effective Amendment No. 1 to the Registration Statement on Form N-1A filed on October 1, 2004).
	(2)	Distribution Plan for Class C Shares of Credit Suisse Commodity Return Strategy Fund (incorporated by reference to Exhibit m(2) to Registrant’s Pre-Effective Amendment No. 1 to the Registration Statement on Form N-1A filed on October 1, 2004).
	(3)	Amendment No. 1 to Plans of Distribution pursuant to Rule 12b-1 (incorporated by reference to Exhibit m(3) to Registrant’s Post-Effective Amendment No. 54 to the Registration Statement on Form N-1A, filed on February 28, 2025).
n.		Amended and Restated Rule 18f-3 Plan (incorporated by reference to Exhibit n to Post-Effective Amendment No. 48 to the Registrant’s Registration Statement on Form N-1A, filed on February 27, 2020).
o.		Not applicable.
p.	(1)	Code of Ethics of the Registrant (incorporated by reference to Post-Effective Amendment No. 59 to the Registrant’s Registration Statement on Form N-1A, filed on March 23, 2026).
	(2)	Code of Ethics of O’Connor Alternative Investments (incorporated by reference to Post-Effective Amendment No. 59 to the Registrant’s Registration Statement on Form N-1A, filed on March 23, 2026).
	(3)	Code of Ethics of Ultimus (incorporated by reference to Post-Effective Amendment No. 59 to the Registrant’s Registration Statement on Form N-1A, filed on March 23, 2026).
Item 29.	Persons Controlled by or Under Common Control with Registrant

From time to time, O’Connor Alternative Investments, LLC, may be deemed to control the Cantor Fitzgerald Commodity Return Strategy Portfolio and other registered investment companies it advises through its beneficial ownership of more than 25% of the relevant fund’s shares on behalf of discretionary advisory clients. The Trust through the Cantor Fitzgerald Commodity Return Strategy Portfolio, a portfolio of the Trust, wholly owns and controls the Cantor Fitzgerald Cayman Commodity Fund II, Ltd. (“Subsidiary”), a company organized under the laws of the Cayman Islands. The Subsidiary’s financial statements are included, on a consolidated basis, in the Cantor Fitzgerald Commodity Return Strategy Portfolio’s annual and semi-annual reports to shareholders.

Item 30.	Indemnification

Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 31.	Business and Other Connections of Investment Advisor

The Advisor provides investment advisory services consisting of portfolio management for a variety of individuals and institutions. For information as to any other business, vocation or employment of a substantial nature in which the Registrant’s investment advisor and each officer of the Registrant’s investment advisor is or has been engaged for his or her own account or in the capacity of director, officer, employee, partner or trustee, within the last two fiscal years, see the Advisor’s Form ADV (File #801-133741) filed under the Investment Advisers Act of 1940, as amended. The Advisor’s Form ADV may be obtained, free of charge, at the SEC’s website at www.adviserinfo.sec.gov.

Item 32.	Principal Underwriters
1.	Ultimus Fund Distributors, LLC

(a)	Ultimus Fund Distributors, LLC also serves as a principal underwriter for the following investment companies:

American Pension Investors Trust (d/b/a Yorktown Funds)	Unified Series Trust
Bruce Fund, Inc.	Valued Advisers Trust
Caldwell & Orkin Funds, Inc.	VELA Funds
Cantor Select Portfolios Trust	Volumetric Fund
Capitol Series Trust	Waycross Independent Trust
Centaur Mutual Funds Trust	Wesmark Funds
Chesapeake Investment Trust	Williamsburg Investment Trust
CM Advisors Family of Funds	XD Fund Trust
Commonwealth International Series Trust	Peachtree Alternative Strategies Fund
Conestoga Funds	Lind Capital Partners Municipal Credit Income Fund
Connors Funds	Fairway Private Markets Fund
Eubel Brady & Suttman Mutual Fund Trust	Dynamic Alternatives Fund
Exchange Place Advisors Trust	Cantor Fitzgerald Infrastructure Fund
HC Capital Trust	Flat Rock Enhanced Income Fund
Hussman Investment Trust	Beacon Pointe Multi-Alternative Fund
James Advantage Funds	Axxes Private Markets Fund
Johnson Mutual Funds	Axxes Opportunistic Credit Fund
MSS Series Trust	MidBridge Private Markets Fund
New Age Alpha Variable Funds Trust	Flat Rock Core Income Fund
New Age Alpha Funds Trust	Flat Rock Opportunity Fund
Oak Associates Funds	Booster Income Opportunities Launch
ONEFUND TRUST	OneAscent Capital Opportunities Fund
Papp Investment Trust	CAZ Strategic Opportunities Fund
Plumb Funds	83 Investment Group Income Fund
Schwartz Investment Trust	Private Debt & Income Fund
Segall Bryant & Hamill Trust	Prospect Enhanced Yield Fund
The Cutler Trust	Sardis Credit Opportunities Fund
The Investment House Funds	Pennant Park Enhanced Income Fund
Ultimus Managers Trust	Cantor Fitzgerald Commodity Strategy Trust

(b)	The officers of Ultimus Fund Distributors, LLC are as follows:

Name*	Title	Position with Trust
Kevin M. Guerette*	President	None

Stephen L. Preston*	Vice President, Chief Compliance Officer, Financial Operations Principal, and Anti-Money Laundering Compliance Officer	AML Officer

Melvin Van Cleave*	Chief Information Security Officer	None

Douglas K. Jones*	Vice President	None

*	The principal business address of these individuals is 225 Pictoria Dr., Suite 450, Cincinnati, OH 45246

(c)	None.

Item 33.	Location of Accounts and Records

All accounts, books and documents required to be maintained by the Registrant pursuant to Section 31(a) of the Investment Company Act of 1940 and Rules 31a-1 through 31a-3 thereunder are maintained at the office of the Registrant, Adviser, Principal Underwriter, Transfer Agent, Fund Accountant, Administrator and Custodian at the addresses stated in the SAI.

Item 34.	Management Services

Not applicable.

Item 35.	Undertakings

Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, the Registrant has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta and the State of Georgia, on the 1st day of April, 2026.

CANTOR FITZGERALD COMMODITY STRATEGY TRUST

By:	/s/ Tanya L. Boyle
Tanya L. Boyle
Attorney-in-Fact

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment has been signed below by the following persons in the capacities and on the date indicated:

SIGNATURE	TITLE	DATE

/s/ William Ferri*	Trustee, Chief Executive Officer, and President	April 1, 2026
William Ferri

/s/ Dylan Germishuys*	Chief Financial Officer, Principal Accounting Officer, and Treasurer	April 1, 2026
Dylan Germishuys

/s/ Douglas Barnard*	Trustee	April 1, 2026
Douglas Barnard

/s/ Ramona Heine*	Trustee	April 1, 2026
Ramona Heine

/s/ Louis Zurita*	Trustee	April 1, 2026
Louis Zurita

*By:	/s/ Tanya L. Boyle
Tanya L. Boyle, as Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit
d(4)	Investment Advisory Agreement with O’Connor Alternative Investments.
d(5)	Expense Limitation Agreement with O’Connor Alternative Investments.
e(2)	Distribution Agreement with Ultimus.
j(2)	Power of Attorney for the Trust.